The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$87,199
Class B	$5,959
Class C	$5,823
Class F-1	$5,126
Class F-2	$2
Total	$104,109
Class 529-A	$2,227
Class 529-B	$469
Class 529-C	$1,053
Class 529-E	$152
Class 529-F-1	$176
Class R-1	$205
Class R-2	$3,865
Class R-3	$3,946
Class R-4	$3,385
Class R-5	$7,665
Total	$23,143

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5455
Class B	$0.4505
Class C	$0.4447
Class F-1	$0.5538
Class F-2	$0.0344
Class 529-A	$0.5418
Class 529-B	$0.4325
Class 529-C	$0.4343
Class 529-E	$0.5033
Class 529-F-1	$0.5719
Class R-1	$0.4373
Class R-2	$0.4475
Class R-3	$0.5043
Class R-4	$0.5518
Class R-5	$0.5939

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	191,948
Class B	14,967
Class C	17,972
Class F-1	10,478
Class F-2	57
Total	235,422
Class 529-A	5,015
Class 529-B	1,184
Class 529-C	2,921
Class 529-E	346
Class 529-F-1	366
Class R-1	636
Class R-2	10,055
Class R-3	8,723
Class R-4	6,720
Class R-5	20,740
Total	56,706

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.56
Class B	$13.56
Class C	$13.56
Class F-1	$13.56
Class F-2	$13.56
Class 529-A	$13.56
Class 529-B	$13.56
Class 529-C	$13.56
Class 529-E	$13.56
Class 529-F-1	$13.56
Class R-1	$13.56
Class R-2	$13.56
Class R-3	$13.56
Class R-4	$13.56
Class R-5	$13.56